Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal 2019 First Quarter Results

Delivers Double Digit Percentage Growth in Earnings Per Share (EPS)

First quarter highlights, year-over-year

•	Sales increased 9.9 percent to $33.8 billion

•	Operating income increased 6.1 percent to $1.4 billion; Adjusted operating income decreased 4.1 percent to $1.7 billion

•	EPS increased 45.7 percent to $1.18; Adjusted EPS increased 14.1 percent to $1.46

Fiscal 2019 outlook

•	Company maintained its guidance of 7 percent to 12 percent growth in fiscal 2019 adjusted EPS at constant currency rates

•	Company to launch transformational cost management program, which is targeting annual cost savings in excess of $1 billion by the end of the third year

DEERFIELD, Ill., December 20, 2018 - Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the first quarter of fiscal 2019, which ended November 30, 2018.

Executive Vice Chairman and CEO Stefano Pessina said, “We are pleased to have delivered double digit percentage growth in earnings per share in the first quarter, including solid results in the U.S. We continue to focus on and invest in transforming our business. We have made good progress on partnerships, including advancing our collaborations with Kroger, FedEx and Humana and, earlier this week, we announced an initiative with Verily to further expand our health care offering. Today we are reaffirming our fiscal 2019 guidance and announcing the launch of a new transformational cost management program, which is targeting annual cost savings of more than $1 billion by the end of the third year, to better position ourselves to meet our long term targets.”

Overview of First Quarter Results

Fiscal 2019 first quarter net earnings attributable to Walgreens Boots Alliance increased 36.8 percent to $1.1 billion compared with the same quarter a year ago, while net earnings per share1 increased 45.7 percent to $1.18 compared with the same quarter a year ago.

Adjusted net earnings attributable to Walgreens Boots Alliance2 increased 7.0 percent to $1.4 billion, up 7.6 percent on a constant currency basis, compared with the same quarter a year ago. Adjusted earnings per share were $1.46, an increase of 14.1 percent on both a reported and constant currency basis, compared with the same quarter a year ago.

Sales in the first quarter were $33.8 billion, an increase of 9.9 percent from the year-ago quarter, and an increase of 11.4 percent on a constant currency basis, including the benefit from acquired Rite Aid stores.

Operating income was $1.4 billion, an increase of 6.1 percent from the same quarter a year ago. Adjusted operating income was $1.7 billion, a decrease of 4.1 percent from the same quarter a year ago, and a decrease of 3.3 percent on a constant currency basis, reflecting a challenging market and exceptional items in the UK.

Net cash provided by operating activities was $460 million in the first quarter, and free cash flow was negative $10 million, reflecting first quarter investment in working capital and the integration of Rite Aid stores.

Business Divisions

Retail Pharmacy USA:

Retail Pharmacy USA had first quarter sales of $25.7 billion, an increase of 14.4 percent over the year-ago quarter. Excluding the benefit from acquired Rite Aid stores, organic sales growth was 4.6 percent in the quarter.

Pharmacy sales, which accounted for 74.4 percent of the division’s sales in the quarter, increased 17.5 percent compared with the year-ago quarter, primarily due to higher prescription volumes from the acquisition of Rite Aid stores and from central specialty. Comparable pharmacy sales increased 2.8 percent. The division filled 289.8 million prescriptions, including immunizations, adjusted to 30-day equivalents in the quarter, an increase of 11.4 percent over the year-ago quarter. Prescriptions filled in comparable stores increased 2.0 percent compared with the same quarter a year ago.

The division’s retail prescription market share on a 30-day adjusted basis in the first quarter increased approximately 180 basis points over the year-ago quarter to 22.4 percent, as reported by IQVIA.

Retail sales increased 6.0 percent in the first quarter compared with the year-ago period. Comparable retail sales were down 3.2 percent in the quarter, primarily due to the continued de-emphasis of select products such as tobacco, and a difficult comparison with the prior year quarter, which was boosted by exceptional events.

Gross profit increased 7.1 percent compared with the same quarter a year ago and adjusted gross profit increased 6.1 percent.

First quarter selling, general and administrative expenses (SG&A) as a percentage of sales improved by 1.1 percentage points compared with the year-ago quarter, primarily due to sales mix and strong cost discipline, partially offset by the higher cost mix of acquired Rite Aid stores. On an adjusted basis, SG&A as a percentage of sales improved by 1.0 percentage point in the same period. The first quarter of 2019 included $30 million of costs related to previously announced store and labor investments.

Operating income in the first quarter increased 3.5 percent from the year-ago quarter to $1.2 billion. Adjusted operating income in the first quarter increased 0.1 percent from the year-ago quarter to $1.4 billion, including an adverse impact of 2.2 percentage points due to the store and labor investments mentioned above.

Retail Pharmacy International:

Retail Pharmacy International had first quarter sales of $2.9 billion, a decrease of 5.9 percent from the year-ago quarter, reflecting an adverse currency impact of 2.3 percent. Sales decreased 3.6 percent on a constant currency basis, which included negative impacts of the divestiture of Boots Contract Manufacturing in the prior year quarter and a change in loyalty accounting. Excluding these items, on a constant currency basis, sales decreased 2.3 percent, mainly due to weak UK market conditions.

In the UK, comparable pharmacy sales decreased 3.5 percent and comparable retail sales decreased 2.6 percent. Improved Boots UK market share performance was more than offset by a very weak retail environment.

Gross profit decreased 7.8 percent compared with the same quarter a year ago. On a constant currency basis, adjusted gross profit decreased 5.6 percent, of which 3.1 percentage points were due to exceptional items and timing. These included the divestiture of Boots Contract Manufacturing and the loyalty accounting change.

SG&A as a percentage of sales increased 2.3 percentage points. Adjusted SG&A as a percentage of sales, on a constant currency basis, increased 1.3 percentage points.

Operating income in the first quarter decreased 56.4 percent from the year-ago quarter to $78 million, while adjusted operating income decreased 35.6 percent to $132 million, down 34.6 percent on a constant currency basis. Approximately half of the decline was due to exceptional items and timing, with the balance due to UK market conditions.

Pharmaceutical Wholesale:

Pharmaceutical Wholesale had first quarter sales of $5.7 billion, a decrease of 0.2 percent from the year-ago quarter, entirely due to a negative currency impact of 6.8 percent. On a constant currency basis, sales increased 6.6 percent, with continued strong growth in emerging markets.

Operating income in the first quarter was $155 million, which included a gain of $39 million from the company’s equity earnings in AmerisourceBergen. This compared with operating income of $15 million in the year-ago quarter, which included a loss of $112 million from the company’s equity earnings in AmerisourceBergen.

Adjusted operating income decreased 2.2 percent to $220 million due entirely to the impact of currencies. On a constant currency basis, adjusted operating income increased 3.1 percent.

Transformational Cost Management Program

The company has launched a transformational cost management program targeting annual cost savings in excess of $1 billion by the end of the third year. The program includes divisional optimization initiatives, global smart spending, global smart organization and digitalization of the enterprise to transform long-term capabilities.

Divisional optimization has already started and includes cost reduction activities in the Pharmaceutical Wholesale division and in the company’s retail businesses in Chile and Mexico. Additionally, the company has initiated global smart spending and smart organization programs, initially focused on the company’s Retail Pharmacy USA division, its retail business in the UK and its global functions.

The company anticipates that aspects of such initiatives would result in significant restructuring and other special charges as they are implemented. The company has recognized cumulative pre-tax charges of $30 million for the three months ended November 30, 2018, which were primarily recorded within selling, general and administrative expenses. These charges primarily relate to the retail businesses in Chile and Mexico, in the Retail Pharmacy International division.

Dividends Declared

During the first quarter, the company declared a regular quarterly dividend of 44 cents per share. The dividend was payable December 12, 2018 to stockholders of record as of November 12, 2018.

Conference Call

Walgreens Boots Alliance will hold a one-hour conference call to discuss the first quarter results beginning at 8:30 a.m. Eastern time today, December 20, 2018. The conference call will be simulcast through the Walgreens Boots Alliance investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference call will be archived on the website for 12 months after the call.

The replay also will be available from 11:30 a.m. Eastern time, December 20, 2018 through December 27, 2018, by calling +1 855 859 2056 within the U.S. and Canada, or +1 404 537 3406 outside the U.S. and Canada, using replay code 4380027.

[1]	All references to earnings per share (EPS) are to diluted EPS attributable to Walgreens Boots Alliance.

[2]

Please see the “Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures” at the end of this press release for more detailed information regarding non-GAAP financial measures used, including all measures presented as “adjusted” or on a “constant currency” basis, and free cash flow.

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical including, without limitation, those regarding estimates of and goals for future tax, financial and operating performance and results (including those under “Company Outlook” above), the expected execution and effect of our business strategies, our cost-savings and growth initiatives, pilot programs and initiatives, and restructuring activities and the amounts and timing of their expected impact, and our amended and restated asset purchase agreement with Rite Aid and the transactions contemplated thereby and their possible timing and effects, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “pilot,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” “continue,” “sustain,” “synergy,” “on track,” “on schedule,” “headwind,” “tailwind,” “believe,” “seek,” “estimate,” “anticipate,” “upcoming,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated, including, but not limited to, those relating to the impact of private and public third-party payers’ efforts to reduce prescription drug reimbursements, fluctuations in foreign currency exchange rates, the timing and magnitude of the impact of branded to generic drug conversions and changes in generic drug prices, our ability to realize synergies and achieve financial, tax and operating results in the amounts and at the times anticipated, supply arrangements including our commercial agreement with AmerisourceBergen, the arrangements and transactions contemplated by our framework agreement with AmerisourceBergen and their possible effects, the risks associated with the company’s equity method investment in AmerisourceBergen, the occurrence of any event, change or other circumstance that could give rise to the termination, cross-termination or modification of any of our contractual obligations, the amount of costs, fees, expenses and charges incurred in connection with strategic transactions, whether the costs and charges associated with our store optimization program will exceed estimates, our ability to realize expected savings and benefits from cost-savings initiatives, restructuring activities and acquisitions and joint ventures in the amounts and at the times anticipated, the timing and amount of any impairment or other charges, the timing and severity of cough, cold and flu season, risks related to pilot programs and new business initiatives and ventures generally, including the risks that anticipated benefits may not be realized, changes in management’s plans and assumptions, the risks associated with governance and control matters, the ability to retain key personnel, changes in economic and business conditions generally or in particular markets in which we participate, changes in financial markets, credit ratings and interest rates, the risks relating to the terms, timing, and magnitude of any share repurchase activity, the risks associated with international business operations, including the risks associated with the proposed withdrawal of the United Kingdom from the European Union and international trade policies, tariffs and relations, the risk of unexpected costs, liabilities or delays, changes in vendor, customer and payer relationships and terms, including changes in network participation and reimbursement terms and the associated impacts on volume and operating results, risks of inflation in the cost of goods, risks associated with the operation and growth of our customer loyalty programs, risks related to competition, including changes in market dynamics, participants, products and services offerings, retail formats and competitive positioning, risks associated with new business areas and activities, risks associated with acquisitions, divestitures, joint ventures and strategic investments, including those relating to the acquisition of certain assets pursuant to our amended and restated asset purchase agreement with Rite Aid, the risks associated with the integration of complex businesses, outcomes of legal and regulatory matters, and risks associated with changes in laws, including those related to the December 2017 U.S. tax law changes, regulations or interpretations thereof. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our Annual Report on Form 10-K for the fiscal year ended August 31, 2018, which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

Certain amounts in the tables in the appendix to this press release may not add due to rounding.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is the first global pharmacy-led, health and wellbeing enterprise. The company’s heritage of trusted health care services through community pharmacy care and pharmaceutical wholesaling dates back more than 100 years.

Walgreens Boots Alliance is the largest retail pharmacy, health and daily living destination across the U.S. and Europe. Walgreens Boots Alliance and the companies in which it has equity method investments together have a presence in more than 25 countries and employ more than 415,000 people. The company is a global leader in pharmacy-led, health and wellbeing retail and, together with its equity method investments, has more than 18,500 stores in 11 countries as well as one of the largest global pharmaceutical wholesale and distribution networks, with more than 390 distribution centers delivering to more than 230,000 pharmacies, doctors, health centers and hospitals each year in more than 20 countries. In addition, Walgreens Boots Alliance is one of the world’s largest purchasers of prescription drugs and many other health and wellbeing products.

The company’s portfolio of retail and business brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, such as No7, Soap & Glory, Liz Earle, Sleek MakeUP and Botanics.

Walgreens Boots Alliance is proud to be a force for good, leveraging many decades of experience and its international scale, to care for people and the planet through numerous social responsibility and sustainability initiatives that have an impact on the health and wellbeing of millions of people.

More company information is available at www.walgreensbootsalliance.com.

(WBA-ER)

Media Relations	Contact
U.S. / Brian Faith International / Nicholas Mandalas	+1 847 527 2210 +44 (0)20 7138 1136
Investor Relations	Contact
Gerald Gradwell and Jay Spitzer	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended November 30,
	2018	2017
Sales	$33,793	$30,740
Cost of sales	26,152	23,399

Gross profit	7,641	7,341

Selling, general and administrative expenses	6,280	5,910
Equity earnings (loss) in AmerisourceBergen	39	(112)

Operating income	1,400	1,319

Other income (expense)	26	(134)

Earnings before interest and income tax provision	1,427	1,185

Interest expense, net	161	149

Earnings before income tax provision	1,265	1,036
Income tax provision	180	227
Post tax earnings from other equity method investments	15	13

Net earnings	1,100	822

Net earnings (loss) attributable to noncontrolling interests	(23)	1

Net earnings attributable to Walgreens Boots Alliance, Inc.	$1,123	$821

Net earnings per common share:
Basic	$1.18	$0.82
Diluted	$1.18	$0.81

Weighted average common shares outstanding:
Basic	948.2	1,006.1
Diluted	951.4	1,011.1

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(in millions)

	November 30, 2018	August 31, 2018
Assets
Current assets:
Cash and cash equivalents	$980	$785
Accounts receivable, net	7,144	6,573
Inventories	10,976	9,565
Other current assets	983	923

Total current assets	20,083	17,846

Non-current assets:
Property, plant and equipment, net	13,821	13,911
Goodwill	16,809	16,914
Intangible assets, net	11,584	11,783
Equity method investments	6,570	6,610
Other non-current assets	1,074	1,060

Total non-current assets	49,858	50,278

Total assets	$69,941	$68,124

Liabilities and equity
Current liabilities:
Short-term debt	$4,344	$1,966
Trade accounts payable	14,660	13,566
Accrued expenses and other liabilities	5,484	5,862
Income taxes	611	273

Total current liabilities	25,099	21,667

Non-current liabilities:
Long-term debt	11,646	12,431
Deferred income taxes	1,793	1,815
Other non-current liabilities	5,140	5,522

Total non-current liabilities	18,579	19,768

Total equity	26,263	26,689

Total liabilities and equity	$69,941	$68,124

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Three months ended November 30,
	2018	2017
Cash flows from operating activities:
Net earnings	$1,100	$822
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	490	416
Deferred income taxes	24	(63)
Stock compensation expense	27	25
Equity (earnings) loss from equity method investments	(54)	99
Other	97	152
Changes in operating assets and liabilities:
Accounts receivable, net	(515)	(362)
Inventories	(1,424)	(1,018)
Other current assets	(83)	(154)
Trade accounts payable	1,097	1,043
Accrued expenses and other liabilities	(341)	(216)
Income taxes	94	246
Other non-current assets and liabilities	(54)	13

Net cash provided by operating activities	460	1,003

Cash flows from investing activities:
Additions to property, plant and equipment	(470)	(378)
Proceeds from sale of other assets	30	13
Business, investment and asset acquisitions, net of cash acquired	(200)	(265)
Other	5	31

Net cash used for investing activities	(635)	(599)

Cash flows from financing activities:
Net change in short-term debt with maturities of 3 months or less	1,067	1,026
Proceeds from debt	1,085	110
Payments of debt	(545)	(92)
Stock purchases	(912)	(2,525)
Proceeds related to employee stock plans	101	32
Cash dividends paid	(422)	(413)
Other	16	5

Net cash provided by (used for) financing activities	390	(1,857)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(6)	29
Changes in cash, cash equivalents and restricted cash:
Net increase (decrease) in cash, cash equivalents and restricted cash	208	(1,424)
Cash, cash equivalents and restricted cash at beginning of period	975	3,496

Cash, cash equivalents and restricted cash at end of period	$1,183	$2,072

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

(in millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believe that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the company’s business from period to period and trends in the company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Company Outlook” above) where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

For our Retail Pharmacy divisions, comparable stores are defined as those that have been open for at least 12 consecutive months and that have not been closed for seven or more consecutive days, undergone a major remodel or been subject to a natural disaster during the past 12 months. Relocated and acquired stores are not included as comparable stores for the first 12 months after the relocation or acquisition. Comparable store sales, comparable pharmacy sales and comparable retail sales refer to total sales, pharmacy sales and retail sales, respectively, in such stores. For our Pharmaceutical Wholesale division, comparable sales are defined as sales excluding acquisitions and dispositions. The method of calculating comparable sales varies across the industries in which we operate. As a result, our method of calculating comparable sales may not be the same as other companies’ methods.

Comparable sales are presented on a constant currency basis for the Retail Pharmacy and Pharmaceutical Wholesale divisions. In the first quarter of fiscal 2019 compared to the year-ago quarter, the Retail Pharmacy International division’s comparable store sales on a reported currency basis decreased 4.9 percent, comparable pharmacy sales on a reported currency basis decreased 5.4 percent and comparable retail sales on a reported currency basis decreased 4.6 percent. The Pharmaceutical Wholesale division’s comparable sales excluding acquisitions and dispositions on a reported currency basis decreased 0.2 percent.

Organic sales

Organic sales are defined as sales excluding non-comparable acquisitions and divestitures including joint ventures and are considered a non-GAAP financial measure. The company’s first quarter sales were $33.8 billion, an increase of 9.9 percent over the year-ago quarter. Excluding the impact of currency, sales increased by 11.4 percent. Non-comparable acquisitions and divestitures including joint ventures had a positive impact of 7.1 percentage points, or $2.2 billion.

NET EARNINGS AND DILUTED NET EARNINGS PER SHARE

	Three months ended November 30,
	2018	2017
Net earnings attributable to Walgreens Boots Alliance, Inc. (GAAP)	$1,123	$821

Adjustments to operating income:
Acquisition-related amortization	123	85
Acquisition-related costs	66	51
Adjustments to equity earnings in AmerisourceBergen	44	189
LIFO provision	39	54
Transformational cost management	30	—
Store optimization	20	—
Certain legal and regulatory accruals and settlements[1]	10	25
Hurricane-related costs	—	83

Total adjustments to operating income	332	487

Adjustments to other income (expense):
Impairment of equity method investment	—	170
Net investment hedging (gain) loss	(3)	(34)

Total adjustments to other income (expense)	(3)	136

Adjustments to interest expense, net:
Prefunded acquisition financing costs	—	24

Total adjustments to interest expense, net	—	24

Adjustments to income tax provision:
Equity method non-cash tax	4	(50)
U.S. tax law changes[2]	(12)	—
Tax impact of adjustments[3]	(57)	(123)

Total adjustments to income tax provision	(65)	(173)

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$1,386	$1,295

Diluted net earnings per common share (GAAP)	$1.18	$0.81
Adjustments to operating income	0.35	0.48
Adjustments to other income (expense)	—	0.13
Adjustments to interest expense, net	—	0.02
Adjustments to income tax provision	(0.07)	(0.16)

Adjusted diluted net earnings per common share (Non-GAAP measure)	$1.46	$1.28

Weighted average common shares outstanding, diluted (in millions)	951.4	1,011.1

[1]

As previously disclosed, beginning in the quarter ended August 31, 2018, management reviewed and refined its practice to include all charges related to the matters included in certain legal and regulatory accruals and settlements. In order to present non-GAAP measures on a consistent basis for fiscal year 2018, the company included adjustments in the quarter ended August 31, 2018 of $14 million, $50 million and $5 million which were previously accrued in the company’s financial statements for the quarters ended November 30, 2017, February 28, 2018, and May 31, 2018, respectively. These additional adjustments impact the comparability of such results to the results reported in prior and future quarters.

[2]	Discrete tax-only items.
[3]	Represents the adjustment to the GAAP basis tax provision commensurate with non-GAAP adjustments and the adjusted tax rate true-up.

GROSS PROFIT BY DIVISION

	Three months ended November 30, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$6,000	$1,128	$512	$1	$7,641
Acquisition-related costs	$9	$—	$—	$—	$9
LIFO provision	$39	$—	$—	$—	$39
Transformational cost management	—	2	—	—	2

Adjusted gross profit (Non-GAAP measure)	$6,049	$1,129	$512	$1	$7,692

Sales	$25,721	$2,901	$5,708	$(537)	$33,793
Gross margin (GAAP)	23.3%	38.9%	9.0%		22.6%
Adjusted gross margin (Non-GAAP measure)	23.5%	38.9%	9.0%		22.8%

	Three months ended November 30, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$5,602	$1,224	$522	$(7)	$7,341
LIFO provision	54	—	—	—	54
Hurricane-related costs	43	—	—	—	43

Adjusted gross profit (Non-GAAP measure)	$5,699	$1,224	$522	$(7)	$7,438

Sales	$22,489	$3,083	$5,718	$(550)	$30,740
Gross margin (GAAP)	24.9%	39.7%	9.1%		23.9%
Adjusted gross margin (Non-GAAP measure)	25.3%	39.7%	9.1%		24.2%

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES BY DIVISION

	Three months ended November 30, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$4,834	$1,050	$396	$—	$6,280
Acquisition-related amortization	(76)	(27)	(20)	—	(123)
Acquisition-related costs	(57)	—	—	—	(57)
Transformational cost management	(2)	(25)	(1)	—	(28)
Store optimization	(19)	—	—	—	(19)
Certain legal and regulatory accruals and settlements	(10)	—	—	—	(10)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,670	$997	$375	$—	$6,043

Sales	$25,721	$2,901	$5,708	$(537)	$33,793
Selling, general and administrative expenses percent to sales (GAAP)	18.8%	36.2%	6.9%		18.6%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	18.2%	34.4%	6.6%		17.9%

	Three months ended November 30, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)[1]	$4,475	$1,045	$395	$(5)	$5,910
Acquisition-related amortization	(38)	(26)	(21)	—	(85)
Acquisition-related costs	(51)	—	—	—	(51)
Certain legal and regulatory accruals and settlements[2]	(25)	—	—	—	(25)
Hurricane-related costs	(40)	—	—	—	(40)

Adjusted selling, general and administrative expenses (Non-GAAP measure)[1]	$4,321	$1,019	$374	$(5)	$5,709

Sales	$22,489	$3,083	$5,718	$(550)	$30,740
Selling, general and administrative expenses percent to sales (GAAP)	19.9%	33.9%	6.9%		19.2%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	19.2%	33.1%	6.5%		18.6%

[1]

The company adopted new accounting guidance in Accounting Standards Update 2017-07 as of September 1, 2018 (fiscal 2019) on a retrospective basis for the Consolidated Condensed Statements of Earnings presentation. This change resulted in reclassification of the all other net cost components (excluding service cost component) of net pension cost and net postretirement benefit cost from selling, general and administrative expenses to other income (expense) with no impact on the company’s net earnings.

[2]	See note 1 on page 11.

EQUITY EARNINGS IN AMERISOURCEBERGEN

	Three months ended November 30,
	2018	2017
Equity earnings (loss) in AmerisourceBergen (GAAP)	$39	$(112)
Acquisition-related amortization	31	28
LIFO provision	16	(12)
Asset impairment	6	—
PharMEDium remediation costs	5	—
Litigation settlements and other	(7)	173
U.S. tax law changes	(7)	—

Adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$83	$77

OPERATING INCOME BY DIVISION

	Three months ended November 30, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Operating income (GAAP)	$1,166	$78	$155	$1	$1,400
Acquisition-related amortization	76	27	20	—	123
Acquisition-related costs	66	—	—	—	66
Adjustments to equity earnings in AmerisourceBergen	—	—	44	—	44
LIFO provision	39	—	—	—	39
Transformational cost management	2	27	1	—	30
Store optimization	20	—	—	—	20
Certain legal and regulatory accruals and settlements	10	—	—	—	10

Adjusted operating income (Non-GAAP measure)	$1,379	$132	$220	$1	$1,732

Sales	$25,721	$2,901	$5,708	$(537)	$33,793
Operating margin (GAAP)[2]	4.5%	2.7%	2.0%		4.0%
Adjusted operating margin (Non-GAAP measure)[2]	5.4%	4.6%	2.4%		4.9%

	Three months ended November 30, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Operating income (GAAP)[3]	$1,127	$179	$15	$(2)	$1,319
Acquisition-related amortization	38	26	21	—	85
Acquisition-related costs	51	—	—	—	51
Adjustments to equity earnings in AmerisourceBergen	—	—	189	—	189
LIFO provision	54	—	—	—	54
Certain legal and regulatory accruals and settlements[4]	25	—	—	—	25
Hurricane-related costs	83	—	—	—	83

Adjusted operating income (Non-GAAP measure)[3]	$1,378	$205	$225	$(2)	$1,806

Sales	$22,489	$3,083	$5,718	$(550)	$30,740
Operating margin (GAAP)[2]	5.0%	5.8%	2.2%		4.7%
Adjusted operating margin (Non-GAAP measure)[2]	6.1%	6.6%	2.6%		5.6%

[1]

Operating income for Pharmaceutical Wholesale includes equity earnings in AmerisourceBergen. As a result of the two month reporting lag, operating income for the three month period ended November 30, 2018 includes AmerisourceBergen equity earnings for the periods of July 1, 2018 through September 30, 2018. Operating income for the three month period ended November 30, 2017 includes AmerisourceBergen equity earnings for the period of July 1, 2017 through September 30, 2017.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen.
[3]	See note 1 on page 13.
[4]	See note 1 on page 11.

ADJUSTED EFFECTIVE TAX RATE

	Three months ended November 30, 2018			Three months ended November 30, 2017
	Earnings before income tax provision	Income tax provision	Effective tax rate	Earnings before income tax provision	Income tax provision	Effective tax rate
Effective tax rate (GAAP)	$1,265	$180	14.2%	$1,036	$227	21.9%
Impact of non-GAAP adjustments	329	55		647	103
U.S. tax law changes	—	12		—	—
Adjusted tax rate true-up	—	2		—	20
Equity method non-cash tax	—	(4)		—	50

Subtotal	$1,593	$245		$1,683	$400

Exclude adjusted equity earnings in AmerisourceBergen	(83)	—		(77)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$1,510	$245	16.2%	$1,606	$400	24.9%

FREE CASH FLOW

	Three months ended November 30,
	2018	2017
Net cash provided by operating activities (GAAP)[1]	$460	$1,003
Less: Additions to property, plant and equipment	(470)	(378)

Free cash flow (Non-GAAP measure)[2]	$(10)	$625

[1]

The company adopted new accounting guidance in Accounting Standards Update 2016-18 as of September 1, 2018 (fiscal 2019) on a retrospective basis for the Consolidated Condensed Statements of Cash Flows presentation. This change resulted in restricted cash being included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the Consolidated Condensed Statement of Cash Flows.

[2]

Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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